UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2016 (June 29, 2016)

MINES MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Idaho	001-32074	91-0538859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

905 W. Riverside Avenue, Suite 311 Spokane, Washington	99201
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:  (509) 838-6050

No Change

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.                                        Entry Into A Material Definitive Agreement.

On May 23, 2016 Mines Management, Inc., an Idaho corporation (the “Company”), Hecla Mining Company, a Delaware corporation (“Hecla”), and HL Idaho Corp., an Idaho corporation and a direct wholly-owned subsidiary of Hecla (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a direct wholly-owned subsidiary of Hecla. On June 29, 2016, the Company, Hecla, and Merger Sub entered into Amendment No. 1 to Agreement and Plan of Merger (the “Merger Agreement Amendment”).   The Merger Agreement Amendment clarifies the definition of shareholder approval set forth in the Merger Agreement, the courts from which injunctive relief may be sought, and that the Merger is intended to qualify as a tax-free reorganization as described in Section 368 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

Other than as expressly modified pursuant the Merger Agreement Amendment, the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by the Company on May 27, 2016, remains in full force and effect as originally executed on May 23, 2016. The foregoing description of the Merger Agreement Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement Amendment, which is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Additional Information

In connection with the proposed transaction between the Company, Hecla and Merger Sub, Hecla filed with the SEC a registration statement on Form S-4, which includes a preliminary proxy statement/prospectus relating to the Company’s meeting of stockholders to be held to approve the Merger.  The Company will mail a definitive proxy statement/prospectus and related materials to its stockholders. The Company’s stockholders and other interested persons are advised to read, when available, the proxy statement/prospectus in connection with the Company’s solicitation of proxies for its special meeting of stockholders to be held to approve the Merger because the proxy statement/prospectus will contain important information about the Company and the proposed Merger. The proxy statement/prospectus will be mailed to the Company’s stockholders as of a record date to be established for voting on the Merger. Stockholders will also be able to obtain copies of the proxy statement/prospectus and other documents filed with the SEC by Hecla and Mines Management, without charge, once available, at the SEC’s Internet site at www.sec.gov or by directing a request to Hecla’s Investor Relations Department at Hecla Mining Company, Investor Relations, 1-800-HECLA91 (1-800-432-5291), hmc-info@hecla-mining.com or Mines Management’s Investor Relations, (509) 838-6050, info@minesmanagement.com.

Participants in the Solicitation

The Company, Hecla, and their respective directors and officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger described in the proxy statement/prospectus. A list of the names of Hecla’s directors and officers and a description of their interests in Hecla is contained in Hecla’s annual report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC, and will also be contained in the registration statement on Form S-4 (and the proxy statement/prospectus for the proposed Merger) for the special meetings when available. A list of the names of the directors and officers of the Company and a description of their interests in the Company will be contained in the registration statement on Form S-4 (and will be included in the proxy statement/prospectus for the proposed Merger) and the other relevant documents filed with the SEC.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2016, the Company entered into amendments to the employment agreements with each of Messrs. Glenn Dobbs and Douglas Dobbs (the “Employment Agreement Amendments”). The Employment

Agreement Amendments eliminate the gross-up benefits related to Section 280G of the Code that had existed in each such individual’s employment agreement. This summary of the amendments is qualified in its entirety by reference to the amendments to the employment agreements filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 8.01.                                        Other Events.

In the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, the Company disclosed that as of March 31, 2016, 3,093.37 shares of the Company’s Series B 6% Convertible Preferred Stock (the “Series B”) were outstanding.  During the quarter ended June 30, 2016, all outstanding shares of the Series B were converted into 3,932,584 shares of the Company’s common stock.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Amendment No. 1 to Agreement and Plan of Merger, dated June 29, 2016, between Mines Management, Inc., Hecla Mining Company, and HL Idaho Corp.
10.1	Second Amendment to Amended and Restated Employment Agreement, dated as of June 29, 2016, between Mines Management, Inc. and Glenn Dobbs.
10.2	Second Amendment to Amended and Restated Employment Agreement, dated as of June 29, 2016, between Mines Management, Inc. and Douglas Dobbs.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2016

Mines Management, Inc.

By:	/s/ Glenn M. Dobbs
Glenn M. Dobbs
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Amendment No. 1 to Agreement and Plan of Merger, dated June 29, 2016, between Mines Management, Inc., Hecla Mining Company, and HL Idaho Corp.
10.1	Second Amendment to Amended and Restated Employment Agreement, dated as of June 29, 2016, between Mines Management, Inc. and Glenn Dobbs.
10.2	Second Amendment to Amended and Restated Employment Agreement, dated as of June 29, 2016, between Mines Management, Inc. and Douglas Dobbs.